10 Changi Business Park Central 2, #05-01

Hansapoint @CBP

Singapore (486030)

April 21, 2018

To:

Alaska Gold Torrent LLC.

c/o Stoel Rives LLP

510 L Street, Suite 500

Anchorage, AK 99501-1959

with a copy to:

Gold Torrent (Canada) Inc.

2300 – 550 Burrard Street

Vancouver BC, V6C 285

Attention: Daniel Kunz
By email: dan.kunz@goldtorrentinc.com

From:

CRH Funding II Pte. Ltd.

10 Changi Business Park Central 2

#05-01 Hansapoint @ CBP

Singapore 486030

CRH Mezzanine Pte. Ltd.

10 Changi Business Park Central 2

#05-01 Hansapoint @ CBP

Singapore 486030

Dear Sirs:

Reference is made to the following agreements and recitals:

●	Gold and Silver Prepayment Agreement, dated February 13, 2017 (the “Original Prepayment Agreement”), between Alaska Gold Torrent LLC (“AGT”) and CRH Funding II Pte. Ltd. (“CRH Funding”), as amended by a letter agreement, dated February 1, 2018 (the “GSPA Amendment,” and the Original Prepayment Agreement as amended by the GSPA Amendment, the “GSPA”);

●	Convertible Preferred Note Purchase and Investment Agreement, dated February 13, 2017 (the “Original Purchase Agreement”), between Gold Torrent, Inc. (“Gold Torrent US”), CRH Mezzanine Pte. Ltd. (“CRH Mezzanine”), and CRH Funding, as amended on March 22, 2018 (the Original Purchase Agreement as amended, the “Note Purchase and Investment Agreement”);

●	Secured Convertible Preferred Note, dated February 13, 2017, from Gold Torrent US to CRH Mezzanine, as assumed by Gold Torrent under Allonge dated March 22, 2018 (the “Note”);

●	Gold Torrent US completed a corporate reorganization, pursuant to which Gold Torrent (Canada) Inc., a company organized under the laws of British Columbia (“Gold Torrent”), became the parent company of Gold Torrent US under the terms of a Plan of Merger (the “Merger”) and assumed certain obligations of Gold Torrent US, including (a)(i) a Series A Share Purchase Warrant issued to CRH Mezzanine dated February 13, 2017 (the “Warrant”), and (ii) an Investors Rights Agreement dated February 13, 2017 (the “IR Agreement”), under the terms of an Assignment and Assumption Agreement dated March 22, 2018; (b) the Note under the terms of an Allonge dated March 22, 2018; and (c) a Guarantee, as an additional guarantor, originally dated February 13, 2017, between Gold Torrent US and CRH Funding (the “Guarantee”), and a Security and Pledge Agreement, as a grantor, originally dated February 13, 2017, by Gold Torrent US in favor of CRH Funding (the “Security Agreement”) under the terms of a Joinder Agreement dated March 22, 2018; and

●	Gold Torrent expects to initiate a Canadian Going Public Transaction (as defined in the Note Purchase and Investment Agreement, a “Canadian Going Public Transaction”) on or before May 16, 2018.

CRH Funding and CRH Mezzanine are hereinafter collectively referred to as “CRH,” and AGT and Gold Torrent are hereinafter collectively referred to as the “Company”. The Note Purchase and Investment Agreement and the Note are hereinafter referred to as the “Equity-Related Agreements.”

This letter agreement (this “Letter Agreement”) sets out the understanding between the Company and CRH with respect to certain obligations of the Company and CRH in connection with the GSPA and the Equity-Related Agreements.

This Letter Agreement, when signed by each of the Company and CRH, shall constitute a legally binding agreement between the parties.

For good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Company and CRH agree as follows:

1.	Amendment of GSPA. The GSPA is hereby amended as follows:

(a)	The term “Gold Torrent” as defined in Section 1.1 of the GSPA shall be deleted in its entirety and replaced with the following:

““Gold Torrent” shall mean Gold Torrent (Canada) Inc.”

(b)	The term “Second Tranche Deadline” as defined in Section 1.1 of the GSPA is deleted in its entirety and replaced with the following:

““Second Tranche Deadline” means September 30, 2018.”

(c)	The term “Required Capital” as defined in the GSPA Amendment is deleted in its entirety and replaced with the following:

““Required Capital” means the amount of capital that is required to fully complete the construction and development of the Project to Commercial Production, and shall be US$11 million, or a greater amount, as determined by the Company, or such greater amount set forth in the updated preliminary feasibility analysis AGT is currently conducting. The Required Capital shall be immediately available cash, exclusive of any amounts available from the Second Tranche and through acquisition of the designated Canadian public entity Tri-River Resources in connection with a Canadian Going Public Transaction (as defined in the Convertible Preferred Note Purchase and Investment Agreement dated February 13, 2017, as amended on February 1, 2018), raised in the following tranches: (i) US$4.5 million shall be raised by May 15, 2018 (the “Initial Required Capital”), and (ii) the remainder of the Required Capital shall be raised by September 30, 2018. In connection with raising the Required Capital, Gold Torrent and AGT will obtain the consent of the Purchaser for any transactions that may adversely affect the rights of the Purchaser or CRH Mezzanine PTE. LTD., and any applicable waiver or amendments to documents, instruments, notes, warrants or certificates as may be reasonably requested by the Purchaser or CRH Mezzanine PTE. LTD. and Purchaser or CRH Mezzanine PTE agree to act reasonably and without delay in connection with any such consent.”

(d)	The following is added as a new paragraph (bb) to Section 10.1 of the GSPA:

“(bb)	the Seller has not raised the Initial Required Capital.”

2.	Amendment of Note. Section (3)(b) of the Note shall be amended and restated as follows:

“(b)	Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (i) such Conversion Amount by (ii) the Conversion Price (as defined below) (the “Conversion Rate”).

A.	“Conversion Amount” means the sum of (1) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (2) accrued and unpaid Interest, including any PIK Interest, with respect to such portion of the Principal.

B.	“Conversion Price” means, subject to adjustment as provided herein and Section 8 of this Note, the conversion price per share calculated as follows:

X= $2,000,000 (A/B) - A

Where:

X =	Conversion Price

A =	Number of issued and outstanding shares of Common Stock on a fully-diluted basis on the Conversion Date (as defined below).*

B =	0.7885

* Fully diluted for the purposes of this calculation means the number of issued and outstanding shares of Common Stock, including any shares issuable in connection with a financing, restructuring, acquisition, going public or other transaction plus any shares of Common Stock issuable upon exercise or conversion of any Common Stock Equivalents, ratchet, true up or similar rights or obligations of the Company without payment of additional consideration by the holder thereof.

3.	Metallurgical Study. CRH shall engage Resource Mining Technologies to complete a metallurgical and recovery study of the Project (the “Metallurgical Study”). CRH agrees to expend up to US$77,650 in connection with the Metallurgical Study. After the Company has raised the Required Capital, the Company may purchase the Metallurgical Study for adequate consideration.

4.	Equity Transactions with Company Officers. Gold Torrent shall:

(a)	at the close of the Canadian Going Public Transaction, convert all Gold Torrent debt held by and accrued payables due to Daniel Kunz (amounting to approximately US$392,000) into 881,404 of Common Stock. For the sole purposes of paying income tax on these shares, Daniel Kunz shall be paid US$130,833 in cash on or after September 30, 2018, provided that the Company adds US$130,833 to the Required Capital, and the Required Capital is raised by September 30, 2018; and,

(b)	from April 1, 2018 to March 31, 2019, in lieu of an all-cash salary, compensate Ryan Hart with a combination of shares and cash so long as he is employed by the Company. Monthly increments will consist of 23,860 Common shares and US$7,083 in cash.

5.	Miscellaneous.

(a)	The GSPA and the Equity-Related Agreements shall continue in full force and effect, save and except as varied by this Letter Agreement.

(b)	Except as expressly specified in this Letter Agreement, nothing in this Letter Agreement:

(i)	prejudices or adversely affects any right, power or remedy arising under the GSPA or the Equity-Related Agreements; or

(ii)	discharges, releases or otherwise affects any liability or obligation arising under the GSPA or the Equity-Related Agreements.

(c)	This Letter Agreement shall be governed and construed in accordance with the laws of the state of New York, and the parties agree to irrevocably submit to the exclusive jurisdiction of the courts of New York with respect to any matter arising hereunder or relating hereto.

(d)	This Letter Agreement may be executed electronically and in any number of counterparts, and all those counterparts shall together constitute one and the same instrument.

Please confirm your acceptance of the terms of this Letter Agreement by executing and dating a duplicate of this letter where indicated below and returning it to us.

Yours faithfully,

Andrew Wehrley

Director

For and on behalf of CRH

This Letter Agreement is hereby accepted by Alaska Gold Torrent LLC and Gold Torrent, Inc. as of the 21st day of April, 2018.

Alaska Gold Torrent LLC

By:	/s/ Daniel Kunz
Daniel Kunz

Gold Torrent (Canada) Inc.

By:	/s/ Daniel Kunz
Daniel Kunz